Exhibit 99.1

Naples - September 16, 2014

PRINCIPLED EQUITY MARKET FUND SHARES BEGIN TRADING ON THE NASDAQ OTC BULLETIN BOARD MARKET WITH THE SYMBOL PEQKL

Principled Equity Market Fund announced today that its shares are being traded on the OTC Bulletin Board Market under the symbol PEQKL. “We are glad to have our shares traded in this marketplace to allow additional liquidity to our fund’s shareholders and the opportunity for others to invest in them” said David Putnam President of the Fund. The Fund also provided an opportunity recently for shareholders to liquidate some of their holdings through a tender offer which the Fund made for 5% of its outstanding shares. Pursuant to the Offer, 769,347.24 Shares were tendered, which were accepted by the Fund on a pro rata basis of 0.10795 for each Share tendered for repurchase. A total of 83,051 Shares were accepted at net asset value less a discount of 1%, for a total of $22.78 per Share, as determined as of the close of the New York Stock Exchange on the Expiration Date, for an aggregate purchase price of $1,891,901.78.

 The Principled Equity Market Fund launched in December 1996 with the goal of generating growth of assets and comparable returns to the S&P 500 index by making prudent, yet socially responsible investments. Since the Fund’s inception, its advisors have screened and selected potential investments that are designed to mirror the performance of the returns of the S&P 500 index but whose products, services, and governance comply with our strict ethical, social, and environmental standards.

The Principled Equity Market Fund follows a Socially Responsible Investing approach – the full integration of Environmental, Social, and Governance (ESG) factors into investment analysis and decision making. By combining rigorous market analytics with equally rigorous ESG criteria it seek to identify companies that:

•	have the potential in concert to track the S&P 500 index

•	embrace high standards of corporate responsibility

F. L. Putnam Investment Management Company, (“Manager”) 20 William Street, Suite G40, Wellesley, MA 02481, serves as the Investment Advisor to the Fund. The Manager and its principal officers have provided investment advisory services to individual, corporate and other institutional clients for many years. With respect to securities selected for investment by the Fund, members of the Manager’s portfolio management and research team determine whether such securities are eligible investments based on whether such securities are “Acceptable” in light of the characteristics determined as outlined in the prospectus.

From the Fund’s inception, PanAgora Asset Management, Inc. (“PanAgora”) has served as the sub-investment adviser pursuant to a written investment advisory agreement providing for PanAgora to manage the Fund’s investments utilizing the “Acceptable” securities identified by the Manager. PanAgora is a registered investment adviser organized in 1989, with offices at 470 Atlantic Avenue, Boston, Massachusetts, 02110. PanAgora specializes in quantitative investment techniques and is staffed by personnel substantially experienced in various techniques of investment management including experts in quantative analysis, indexed management, risk management and trading techniques.

Cardinal Investment Services, Inc., 5072 Annunciation Circle, Suite 317, Ave Maria, Florida 34142, is Administrator of the Fund. As Administrator it oversees and provides bookkeeping, securities transactions support, net asset value computations and other operational services for the Fund.

Spartan Securities Group Ltd, 15500 Roosevelt Blvd. St. Petersburg, Florida 33760 makes a market in the shares of beneficial interest which trade under the symbol PEQKL. Spartan is the investment banking, securities brokerage, and market making arm of Endeavour Cooperative Partners and is a full-service investment banking firm that serves publicly traded companies through knowledge, expertise and a dedicated team of financial professionals.

For more information about the Fund contact Mr. Christopher Williams at 239-304-1679